MIMEDX Announces Appointment of Two New Independent Directors

MARIETTA, Ga., March 4, 2024 -- MiMedx Group, Inc. (Nasdaq: MDXG) (“MIMEDX” or the “Company”) today announced the appointments of Tiffany Olson and Dorothy Puhy to its Board of Directors, effective as of March 1, 2024. Ms. Olson and Ms. Puhy each bring extensive and relevant experience across the healthcare industry, with demonstrated records of executive leadership, strategic counsel and shareholder value creation. In connection with these appointments, the Board of Directors unanimously agreed to expand its size to eleven directors.

M. Kathleen Behrens, Chair of the Board at MIMEDX, stated, “On behalf of the entire Board of Directors, we are honored to welcome these accomplished business leaders who will undoubtedly contribute to our strategic vision and provide unique and valuable insights. We look forward to working together to unlock the full potential MIMEDX has to offer the industry as a leader in innovative Wound Care and Surgical therapeutics.”

Joseph H. Capper, MIMEDX Chief Executive Officer, added, “Tiffany and Dorothy will be exceptional additions to the Board. These individuals have highly complementary skill sets, which, coupled with their proven track records of leadership and influence at prominent organizations across healthcare and other industries, will elevate our Board as a whole.”

About Tiffany Olson
Ms. Olson currently serves as a board member for two other public companies, Telix Pharmaceuticals and Castle Biosciences, and a privately held growth-stage company, Langham Logistics. She previously held CEO, president, and senior leadership positions in the U.S. and Europe at multiple international Fortune 100 healthcare companies, including Cardinal Health, Roche, and Eli Lilly.

About Dorothy Puhy
Ms. Puhy has previously held board positions at Abiomed, Azenta, Eaton Vance, Reebok, and other privately held companies. She has also held several executive leadership positions, including CFO and EVP, COO of Dana-Farber Cancer Institute and EVP, CFO of New England Medical Center (now Tufts Medical Center).

About MIMEDX
MIMEDX is a pioneer and leader focused on helping humans heal. With more than a decade of helping clinicians manage chronic and other hard-to-heal wounds, MIMEDX is dedicated to providing a leading portfolio of products for applications in the wound care, burn, and surgical sectors of healthcare. The Company’s vision is to be the leading global provider of healing solutions through relentless innovation to restore quality of life. For additional information, please visit www.mimedx.com.

Contact:
Matt Notarianni
Investor Relations
470-304-7291
mnotarianni@mimedx.com